EXHIBIT 4.21

FRAMEWORK SERVICES AGREEMENT

This FRAMEWORK SERVICES AGREEMENT (this “Agreement”) is made and entered this 30th day of December, 2010, (the “Effective Date”), by and between Tefron Ltd., an Israeli company whose principal place of business is in Misgav, Israel (“Tefron” or the “Company”) and Lamour Global Inc. Limited, a company incorporated and resident in Hong Kong (“Lamour”) (each a “Party”, and together, the “Parties”).

R E C I T A L S

WHEREAS, the Company wishes to engage Lamour as an independent contractor to provide the services described herein and Lamour is willing to be so engaged; and

WHEREAS, (i) Lamour, a global provider of merchandise and sales personnel, agrees to source for materials or subcontractors, introduce new customers and to perform other consulting services as may be requested from time to time by the Company and accepted by Lamour, and (ii) the Company agrees to source for materials or subcontractors, introduce new customers and to perform other consulting services as may be requested from time to time by Lamour and accepted by the Company (the “Services”), for the compensation (the “Services Fees”) and otherwise in accordance with the terms and conditions contained in this Agreement; and

WHEREAS, Lamour (i) has a global network of suppliers including suppliers in each of Bangladesh, China, India and the United States, who currently supply goods to Lamour and its affiliates, (ii) has a sales network in the US and Europe with a network of salespeople who are engaged in selling merchandise manufactured by Lamour’s affiliates, (iii) is prepared to offer these sales services to the Company and to manage and control the costs of its sales staff, and (iv) possesses the required experience, ability and skills necessary for rendering the Services to the Company; and

WHEREAS, the Company may introduce Lamour to its customers (the “Tefron Customers”), and Lamour may sell products to such Tefron Customers subject to the provisions of Section 5.1.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant, intending to be legally bound, agree to the terms set forth below.

1.	SCOPE AND TERMS OF SERVICES

1.1.
Sales Services. The scope and terms of these Services, including without limitation the Services Fees, are set out in detail on Schedule I, attached hereto.  All sales will be subject to the acceptance of Tefron for sales to Tefron’s customers and subject to the acceptance of Lamour for sales to Lamour’s customers.  In the sales process, Lamour shall also engage in marketing services as it determines necessary for no additional fee. Lamour shall be responsible for the payment of commission to its sales staff.

1.2.	Sourcing Services. The scope and terms of these Services, including without limitation the Services Fees, are set out in detail on Schedule II, attached hereto.

1.3.
Any and all Services shall be the subject of purchase orders, to be executed by the Parties (the “Purchase Order”). The Party that issues any given Purchase Order will have sole discretion as to which Services, if any, it wishes to use.

1.4.
All of the terms and conditions of this Agreement herein shall be deemed incorporated by reference into each Purchase Order. The terms and conditions of this Agreement shall prevail over any conflicting terms in any Purchase Order, or any similar documentation provided by the Company or Lamour, or any other correspondence between Lamour and the Company.

1.5.
The Service Fees shall be paid to Lamour or the Company (as the case may be) against an invoice issued in accordance with applicable law. Such an invoice shall be paid within sixty (60) days following the date on which any such invoice was delivered, as per the corresponding Purchase Order. The paying Party may make payment by check, wire transfer, or any other method set forth in the Purchase Order.

1.6.
Any other Services not specified in the Purchase Order shall be preapproved in writing by the Party that is to provide such Services and shall be charged separately, subject to terms and conditions as agreed upon in writing by the Parties

1.7.
Each of the Parties shall reimburse the other for all expenses relating to the Sourcing Services including travel expenses (business class for flights overseas), up to an aggregate amount of US$100,000 per year, provided that such expenses above $1,000 must be agreed to in writing (including by email) by the other Party in advance.

1.8.
All stated prices are exclusive of any income taxes, fees and other duties or other amounts, including without limitation, value added taxes that are levied upon such Service Fees, except insofar as either Party is required to deduct the same to comply with applicable laws. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to Lamour, the relevant Party shall withhold such tax at the rate set by the applicable tax authority, unless the other Party has presented a valid tax withholding exemption certificate issued by such authority.

2.	TERM, TERMINATION, EFFECT ON TERMINATION

2.1.	This Agreement shall commence on the Effective Date.

2.2.
Unless terminated earlier in accordance with the terms of this Agreement and unless the shareholders of the Company formally approve the extension of the term of this Agreement, this Agreement shall terminate automatically on the third anniversary of the Effective Date.

2.3.
Either Party, in its sole discretion, may immediately terminate this Agreement by written notice, upon the occurrence of any of the following events to, or in connection with, the other Party: (i) commencement of voluntary or involuntary bankruptcy (liquidation or reorganization), or receivership proceedings or commencement of a similar insolvency proceeding, which have not been dismissed or stayed after sixty (60) days from their commencement; or (ii) cessation of substantially all business operations or activities of the other Party.

2.4.
If either Party believes that the other Party is in breach of any material obligation contained this Agreement or in any Purchase Order (to the extent that the latter does not contradict this Agreement), that Party (the “Wronged Party”) shall notify the other Party (the “Party in Breach”) in writing of the breach and advise the Party in Breach that such breach must be remedied within sixty (60) days of the date thereof (the “Notice Period”). At the end of the Notice Period, this Agreement will terminate immediately, without further notice, and without prejudice to any other remedy that might be available to the Wronged Party, in the event that the Party in Breach has failed to remedy such breach. The Notice Period may be extended only with the written consent of the Wronged Party, provided that any such extension shall neither be deemed as acceptance by the Wronged Party of the breach nor a waiver by the Wronged Party of any rights hereunder or pursuant to any applicable law in connection with any such breach.

2.5.	The execution of this Agreement is subject to the prior written consent of the following banks: Bank Leumi L'Israel Ltd., Bank Hapoalim Ltd. and Bank Discount L'Israel Ltd.

2.6.
Sections 2 through 8 of this Agreement shall survive the termination of this Agreement and it is acknowledged and agreed that those rights and obligations which, by their nature, are intended to survive such termination of this Agreement shall also survive.

3.	LIMITED WARRANTY AND LIABILITY

3.1.
Lamour warrants that the Services provided by it to the Company will be of a professional nature and Lamour will perform its obligations in a professional manner, based on standards customary in the industry.

3.2.
The Company acknowledges that the Services to be provided by Lamour hereunder are based upon information supplied by the Company, among other elements, and that Lamour does not guarantee or warrant such Services to any specifications, function or other standards, except as specifically set forth hereunder.

4.	CONFIDENTIALITY

4.1.
Each Party agrees to hold in strict confidence, and not distribute or make available (other than to its directors, officers, employees, agents, financing sources, lenders, accountants, representatives and counsel (collectively, the “Representatives”) who need to know such information), any confidential or proprietary data or information of the other Party (and all information derived therefrom), except:

4.1.1.
data or information that such Party can demonstrate is already in its possession or available to it from a source other than the other Party or its Representatives, provided that such data or information is not and was not currently or hereafter known by such Party or its Representatives to be subject to another confidentiality agreement with or other obligation of secrecy to another party;

4.1.2.	data or information which is or becomes generally available or known to the public or within the business industry other than as a result of a disclosure by such Party or its Representatives; or

4.1.3.
data or information which is independently developed by such Party or its Representatives, or known through a party other than the other Party or its Representatives, which party has no duty of confidentiality to the other Party.

4.2.
In the event that a Party is requested or required (by deposition, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes) to disclose any such confidential or proprietary data or information, such Party agrees, to the extent permissible under any applicable law or regulation, to (i) provide the other Party with prompt notice of such request(s) and the documents requested so that the other Party may seek an appropriate protective order and/or waive compliance with the provisions of this Agreement, and (ii) consult with the other Party as to the advisability of taking legally available steps to resist or narrow such request.  The Parties further agree that, if in the absence of a protective order or the receipt of a waiver hereunder, a Party is nonetheless, in the written opinion of its legal counsel, compelled to disclose any of such confidential or proprietary data or information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Party may disclose such of the confidential or proprietary data or information that it is so compelled to disclose to such tribunal without liability hereunder; provided, however, that such Party shall give the other Party written notice of the confidential or proprietary data or information to be so disclosed as soon as is practicable and shall use its commercially reasonable efforts to obtain and cooperate with the other Party in seeking to obtain an order or other reliable assurance that confidential treatment will be accorded to such portions of the confidential or proprietary data or information required to be disclosed as the other Party designates.

4.3.
Notwithstanding anything contained herein to the contrary, nothing herein shall preclude the disclosure of confidential or proprietary data or information as part of a Party’s claim or defense in any legal proceeding with the other Party, including, without limitation, any indemnification claim under this Agreement.

5.	NON SOLICITATION

5.1.
Each Party agrees that during the term of this Agreement and for a period of one (1) year after the termination or expiration of this Agreement  (for any reason whatsoever whether upon the initiative of Lamour or of the Company), such Party shall not, directly or indirectly: (i) solicit, induce, recruit, hire or encourage any employee or consultant of the other Party to leave such position, or attempt to do any of the foregoing, either for itself or for any other person or entity, (ii) contact any customers of the other Party for the purpose of selling to those customers any seamless products or services which are the same as or substantially similar to, or competitive with, the products or services sold and/or provided by such Party in relation to its business at such date, except as provided in the next sentence, or (iii) otherwise interfere in any manner with the contractual or employment relationship between the other Party and any of its employees, consultants, suppliers or customers.  Notwithstanding any provision herein, the Company acknowledges and agrees that the current ownership of any company in the same business and the continued representation of Vanity Fair Limited Brands, B.L. Intimate Apparel Canada Inc. and Fruit of the Loom in Canada and the United States shall not be deemed to be a breach of this Agreement.

6.	INDEMNIFICATION

6.1.
Each Party shall indemnify, defend and hold harmless the other Party, its agents and employees, from and against any and all liabilities’, losses, damages, costs and expenses (including, without limitation, reasonable attorneys fees and costs) incurred by the other Party as a result of or in connection with: (i) such Party’s negligence or willful misconduct, or (ii) in the event of any material breach or material misrepresentation of any covenant, warranty or representation made by such Party under this Agreement.

7.	MISCELLANEOUS

7.1.
The relationship between Lamour and the Company is that of independent contractors, and under no circumstances shall any of the employees of one Party be deemed to be employees of the other Party for any purpose. This Agreement shall not be construed as authority for either Party to act for the other in an agency or any other capacity or to make commitments of any kind for the account of or on behalf of the other.

7.2.
No failure to exercise, nor any delay in exercising, on part or either party, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof, nor the exercise of any other right or remedy.

7.3.
Each of the Parties agrees that any breach of Section 5 above by it would cause irreparable damage to the other Party and that, in the event of such breach, the other Party shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of the other Party’s obligations hereunder.

7.4.
Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either Party to this Agreement (including any contraction, abbreviation, or simulation of any of the foregoing) and each Party hereto agrees not to disclose to others the terms and conditions of this Agreement, except as may be required by law or governmental regulation, without the express written consent of the other Party.

7.5.
Neither Party shall be entitled to assign nor transfer all or any of its rights, benefits and obligations under this Agreement and/or the Purchase Orders without the prior written consent of  the other Party, such consent not to be unreasonably conditioned, withheld or delayed, provided however, that this Agreement may be assigned by each Party to a subsidiary, and upon a merger or the sale of such Party’s business or substantially all of such Party’s assets or voting stock, all without the consent of the other Party, upon providing notice to the other Party.

7.6.
All notices hereunder shall be in writing and may be served upon each Party at the address specified in the preamble of this Agreement or the Purchase Order. Notices shall be sent by telecopier, e-mail or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger. Any notice sent in accordance with this section, shall be effective: (i) if mailed, 5 business days after mailing; (ii) if sent by messenger, upon delivery; and (iii) if sent by telecopier or e-mail, upon transmission and electronic confirmation of receipt, or if transmitted and received on a non-business day, on the first business day following transmission and electronic confirmation of receipt.

7.7.
This Agreement and the Purchase Orders shall be governed by the laws of the State Israel without reference to principles and laws relating to the conflict of laws. The competent courts of the District of Tel Aviv shall have exclusive jurisdiction over any matter in connection with this Agreement and the Purchase Orders.

7.8.
If any provision of this Agreement shall be deemed invalid, illegal or unenforceable, such finding shall not affect or modify any other provision herein and shall be confined to the provision as to which such finding is made. An invalid, unenforceable or illegal provision shall be replaced, upon mutual written agreement of the Parties, by an effective provision similar to such deleted provision which closely resembles the original intent of the Parties.

7.9.
The Company acknowledges that upon approval of any Purchase Order, the Company shall be bound by the terms thereof and this Agreement regardless of whether the employee or representative who executed such Purchase Order on behalf of the Company continues to be employed by or to represent the Company in any capacity.

7.10.
This Agreement, including the Schedules and Exhibits attached hereto, and/or the Purchase Orders state the entire agreement between the parties relating to the subject matter hereof and supersede all prior communications, written or oral, between the Parties with regards to the Services.

7.11.
Headings are used for the purposes of references only and shall not affect the interpretation of this Agreement. The preamble, exhibits and schedules to this Agreement constitute an integral part hereof. Words in the singular shall include the plural and vice versa.

7.12.	This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on and as of the Effective Date.

COMPANY		LAMOUR

TEFRON LTD.		LAMOUR GLOBAL INC. LIMITED

By:	/s/ Amit Meridor	By:	/s/ Martin Lieberman

Title:	Chief Executive Officer	Title:	President

Date:		Date:	December 27, 2010

SCHEDULE I

SALES SERVICES

Service

The sale of merchandise manufactured by or on behalf of the Company by Lamour’s network of salespeople in the US and Europe to existing customers of the Company and to new customers.

Fees

•
In connection with any Purchase Order for goods from a customer that was introduced to the Company by Lamour (a “Lamour Introduced Customer”) after the entering into by the Company and Lamour of the Framework Services Agreement to which this Schedule was first attached (a “Lamour Purchase Order”), where the sale was not made by Lamour and Lamour’s Services were limited to introducing such Lamour Introduced Customer, the Company shall pay Lamour 2.5% of the value of any Lamour Purchase Order and shall only apply in respect of Lamour Purchase Orders consummated during the period of 24 months following the date of the first Lamour Purchase Order (it being understood that said Services Fee shall also apply to such first Lamour Purchase Order).

•
In connection with any Lamour Purchase Order where the relationship with such customer is managed by Lamour (a “Lamour-Managed Customer”), The Company shall pay Lamour 4.0% of the value of any Lamour Purchase Order from such Lamour-Managed Customer during the term of the Framework Services Agreement.

•
For the avoidance of doubt, “Lamour-Introduced Customers” and “Lamour-Managed Customers” shall not include any customer that was an “Existing Customer”, as such term is defined in the Asset Purchase Agreement by and between the Company and Intimes Nouvelle Seamless Inc. dated as of November 16, 2010.

Tefron Customers

•
In connection with any Purchase Order for goods from a customer that was introduced to Lamour by the Company (a “Tefron Introduced Customer”) after the entering into by the Company and Lamour of the Framework Services Agreement to which this Schedule was first attached (a “Tefron Purchase Order”), where the sale was not made by the Company and the Company’s Services were limited to introducing such Tefron Introduced Customer, Lamour shall pay the Company 2.5% of the value of any Tefron Purchase Order, and shall only apply in respect of Tefron Purchase Orders consummated during the period of 24 months following the date of the first Tefron Purchase Order (it being understood that said Services Fee shall also apply to such first Tefron Purchase Order)

•
In connection with any Tefron Purchase Order where the relationship with such customer is managed by the Company (a “Tefron-Managed Customer”), Lamour shall pay the Company 4.0% of the value of any Tefron Purchase Orders from such Tefron-Managed Customer during the term of the Framework Services Agreement.

SCHEDULE II

SOURCING SERVICES

Services

Sourcing of goods and/or raw materials from new suppliers or sub-contractors with whom the Company had no commercial relationship as of the date that the Company and Lamour entered into the Framework Services Agreement to which this Schedule was first attached, including without limitation:

(i)	seek out the best supplier for the Company’s requirements;

(ii)	act as a buying agent of the Company and shall negotiate, among other things, price, quality, quantity, and shipping dates;

(iii)	provide inspection services for quality assurance and/or quality control; and

(iv)	ensure that the supplied merchandise is delivered to its destination.

Fees

For the performance of any or all of the Services described above (“Sourcing Services”), the Services Fee shall be:

•
Where Lamour provides all Sourcing Services with respect to a supplier or sub-contractor, Tefron shall pay 4%of the value of any Purchase Order for the supply of such goods and/or raw materials from new suppliers

•
Where Lamour merely introduces a supplier or sub-contractor to the Company, the Company shall pay 3% of the value of any Purchase Order for the supply of such goods and/or raw materials from new suppliers, only for the period of 24 months following the first purchase order from that supplier or sub-contractor to the Company, but in any event with respect to any individual Purchase Order for the supply of goods from such a new supplier, and only in the relevant period.

•
Where the Company provides all Sourcing Services with respect to a supplier or sub-contractor, Lamour shall pay 4% of the value of any Purchase Order for the supply of such goods and/or raw materials from new suppliers.

•
Where the Company merely introduces a supplier or sub-contractor to Lamour, Lamour shall pay 3% of the value of any Purchase Order for the supply of such goods and/or raw materials from new suppliers, only for the period of 24 months following the first purchase order from that supplier or sub-contractor to Lamour, but in any event with respect to any individual Purchase Order for the supply of goods from such a new supplier, and only in the relevant period.